Exhibit 99. 1

OSI Systems Announces Third Quarter Operating Results

HAWTHORNE, Calif.—(BUSINESS WIRE)—May 4, 2005—OSI Systems, Inc. (NASDAQ:OSIS) today announced its revenues and results for the third quarter of fiscal 2005.

The company reported revenues of $94.2 million for the third quarter of fiscal 2005, an increase of 53% from the $61.5 million reported for the third quarter of fiscal 2004. For the nine months ended March 31, 2005, revenues increased by $133.0 million, or 88%, to $284.3 million, from $151.3 million for the comparable period of fiscal 2004. Revenue growth was primarily due to the March 2004 acquisition of Spacelabs Medical.

The net loss for the third quarter of fiscal 2005 was $2.9 million compared to net income of $3.4 million for the third quarter of fiscal 2004. For the nine months ended March 31, 2005, net income decreased by $7.0 million, to $840,000, from $7.8 million for the comparable period of fiscal 2004.

For the third quarter of fiscal 2005 the company reported a net loss of $0.18 per diluted share compared to earnings of $0.23 per diluted share for the third quarter of fiscal 2004. For the nine months ended March 31, 2005, earnings per diluted share decreased by $0.47, to $0.05 per diluted share, from $0.52 per diluted share for the comparable period of fiscal 2004. Results for the third quarter of fiscal 2005 include approximately $0.03 per diluted share of amortization and retention bonus expenses related to the acquisition of Spacelabs Medical.

The company reported an operating loss of $4.1 million for the Security Group in the third quarter of fiscal 2005. This loss was due to the continued weak performance of the Cargo and Vehicle Inspection product line and the establishment of a bad debt reserve for an international Cargo and Vehicle Inspection receivable of $2.5 million ($1.6 million after tax). Additionally, in the third quarter the Corporate segment incurred litigation and Sarbanes-Oxley implementation expenses that exceeded expectations by approximately $900,000 ($560,000 after tax). The third quarter results were favorable impacted by a tax benefit of approximately $626,000 from the resolution of a tax contingency.

At March 31, 2005 cash and cash equivalents were approximately $12.7 million compared to $29.1 million as of December 31, 2004. During the third quarter the company borrowed approximately $7.4 million cash under its lines of credit. The company utilized cash of approximately $9.4 million for the acquisition of Blease Medical Holdings in February 2005, approximately $2.3 million for the down payment of the purchase of a facility in the U.K and approximately $9.4 million in operating activities. Cash used in operating activities was primarily due to the increase in accounts receivable and inventory associated with the timing of product shipments.

The company revises its revenue guidance to $102 million to $104 million for the fourth quarter of fiscal 2005, including revenue contributed by recently-acquired Blease Medical Holdings. The company expects the gross margins for the fourth quarter to be similar to those of the third quarter of fiscal 2005. Due to a significant increase in litigation expenses from those incurred in the third quarter and continued Sarbanes-Oxley implementation expenses, the company lacks adequate visibility to provide earnings guidance for the fourth quarter of fiscal 2005.

Security Group

The Security Group reported revenues of $29.0 million for the third quarter of fiscal 2005, a decrease of 14% from $33.7 million reported for the third quarter of fiscal 2004. For the nine months ended March 31, 2005 revenues increased by $4.6 million, or 5%, to $91.0 million, from $86.4 million for the comparable period of fiscal 2004.

Loss from operations for the third quarter of fiscal 2005 was $4.1 million compared to $3.5 million of income from operations for the third quarter of fiscal 2004. For the nine months ended March 31, 2005, earnings from operations decreased by $12.0 million, to a loss of $3.0 million, from income of $9.0 million for the comparable period of fiscal 2004.

As previously disclosed, the reported results were impacted by the weak performance of the Cargo and Vehicle Inspection product line and the establishment of a bad debt reserve of approximately $2.5 million ($1.6 million after tax) for a Cargo and Vehicle Inspection receivable. The Security Group was impacted by a decline in third quarter revenues for the Cargo and Vehicle Inspection product line to $4.7 million from $8.4 million in the second quarter of fiscal 2005.

The remainder of the Security Group’s business, consisting primarily of Baggage and Parcel Inspection and People Screening products continued to post favorable results in the third quarter of fiscal 2005 with sales of $24.3 million versus revenues $23.6 million in the second quarter of fiscal 2005.

Due to the company’s strong belief in the opportunity that exists in the marketplace for Cargo and Vehicle Inspection and Hold Baggage Screening, the company continues to invest heavily in R&D for both of these product lines. Our current projects in Cargo and Vehicle Inspection product line are primarily developmental programs, consisting of either first-of-its-kind projects, with new technologies, or development grants with minimal margins and large up-front engineering costs.

Healthcare Group

The Healthcare Group reported revenues of $47.8 million for the third quarter of fiscal 2005, compared to $8.6 million reported for the third quarter of fiscal 2004. For the nine months ended March 31, 2005, revenues increased by $129.3 million, to $144.6 million from $15.3 million for the comparable period of fiscal 2004. Revenue growth was primarily due to the March 2004 acquisition of Spacelabs Medical.

Income from operations for the third quarter of fiscal 2005 was $691,000, after Spacelabs-related amortization and retention expenses of $637,000. For the nine months ended March 31, 2005, income from operations was $5.8 million, after Spacelabs-related amortization and retention expenses of $2.4 million.

The Healthcare Group continued to perform well in the third quarter of fiscal 2005, a quarter that is traditionally a softer quarter for patient monitoring sales in North America. Going forward the company intends to increase Healthcare R&D expenditures on an incremental basis when compared to the third quarter of fiscal 2005.

The company confirmed its long term commitment to the healthcare market, in line with the key objectives outlined to the European Commission, with the acquisition of Blease Medical Holdings in February 2005. Blease, a U.K. manufacturer of anesthesia systems, vaporizers and ventilators will work closely with Spacelabs to develop and market a suite of products and applications focused on the perioperative and critical care markets. The acquisition enables both businesses to become more competitive in the Asian and European marketplaces where cross selling of anesthesia and patient monitoring systems is commonplace. The company does not expect Blease to contribute to the operating profit of the Healthcare Group until the acquisition has been fully integrated into the Healthcare Group and operating synergies have been achieved.

Optoelectronics & Manufacturing Group

The Optoelectronics & Manufacturing Group reported external revenues of $17.3 million for the third quarter of fiscal 2005, a decrease of 10% from $19.2 million reported for the third quarter of fiscal 2004. For the nine months ended March 31, 2005, external revenues decreased by $900,000, to $48.7 million from $49.6 million for the comparable period of fiscal 2004.

Income from operations for the third quarter of fiscal 2005 was $2.0 million, compared to $2.7 million for the third quarter of fiscal 2004. For the nine months ended March 31, 2005, income from operations decreased by $1.2 million, to $5.6 million from $6.8 million for the comparable period of fiscal 2004.

For the third quarter of fiscal 2005 the Optoelectronics & Manufacturing Group reported inter-company revenues of $5.0 million, an increase of $700,000, from $4.3 million reported for the third quarter of fiscal 2004. For the nine months ended March 31, 2005, inter-company revenues increased by $3.6 million, to $15.0 million from $11.4 million for the comparable period of fiscal 2004.

OSI Systems, Inc. will webcast the live earnings call over the Internet at 2:30 p.m. PT, today. To listen, please log on www.fulldisclosure.com or www.osi-systems.com and follow the link that will be posted on the front page. A replay of the webcast will be available shortly after the presentation and will be archived on www.osi-systems.com. A telephonic replay of the call will also be available from 4:30 p.m. Pacific Time on May 4th until 4:30 p.m. PT on May 11th. The replay may be accessed by calling 888-286-8010 and entering the conference call identification number 44661424.

About OSI Systems, Inc.

OSI Systems Inc. is a Hawthorne, California based diversified global developer, manufacturer and seller of security and inspection systems, medical monitoring and anesthesia delivery products, and optoelectronic-based components, as well as a provider of engineering and manufacturing services. The company has more than 30 years of experience in electronics engineering and manufacturing and maintains offices and production facilities located in more than a dozen countries. OSI Systems implements a strategy of expansion by leveraging its electronics and contract manufacturing capabilities into selective end product markets through organic growth and acquisitions. For more information on OSI Systems Inc. or any of its subsidiary companies, visit www.osi-systems.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding the company’s expectations, goals or intentions about the future, including, but not limited to, statements regarding revenues, the company’s commitment to particular markets, the company’s commitment to research and development funding, and new products to be offered by the company’s Healthcare Group. The actual results may differ materially from those described in or implied by any forward-looking statement. In particular, there can be no assurance that future revenues and operating margins will meet current expectations, that research and development funding by either of the company’s Security or Healthcare Groups will result in valuable products or product enhancements, that the company’s current commitment to certain markets or product lines will continue in the future, or that the efforts of the company’s Security Group will in fact produce a profitable Cargo and Vehicle Inspection product line in the long term. Other important factors are set forth in our Securities and Exchange Commission filings. All forward-looking statements speak only as of the date made, and we undertake no obligation to update these forward-looking statements.

OSI SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Three months ended March 31,
	2005	2004
Revenues	$94,153	$61,531
Cost of goods sold	60,975	41,957

Gross profit	33,178	19,574
Operating expenses:
Selling, general and administrative	30,347	12,419
Research and development	7,306	3,543
Restructuring charges	—	—
Management retention bonus	288	—

Total operating expenses	37,941	15,962

(Loss) income from operations	(4,763)	3,612
Interest income	(27)	(209)
Interest expense	153	65
Impairment of equity investment	—	—
Gain on sale of marketable securities	—	(376)

(Loss) income before provision for income taxes and minority interest	(4,889)	4,132
(Benefit) provision for income taxes	(1,961)	739

(Loss) income before minority interest	(2,928)	3,393
Minority interest	—	48

Net (Loss) income	$(2,928)	$3,441

(Loss) earnings per share	$(0.18)	$0.24

Diluted (loss) earnings per share	$(0.18)	$0.23

Weighted average shares outstanding	16,276,323	14,626,245

Weighted average shares outstanding -assuming dilution	16,276,323	15,169,598

	Nine months ended March 31,
	2005	2004
Revenues	$284,328	$151,271
Cost of goods sold	180,908	104,534

Gross profit	103,420	46,737
Operating expenses:
Selling, general and administrative	80,733	28,129
Research and development	21,042	7,953
Restructuring charges	—	1,061
Management retention bonus	1,386	—

Total operating expenses	103,161	37,143

(Loss) income from operations	259	9,594
Interest income	(217)	(820)
Interest expense	306	232
Impairment of equity investment	—	247
Gain on sale of marketable securities	—	(376)

(Loss) income before provision for income taxes and minority interest	170	10,311
(Benefit) provision for income taxes	(602)	2,543

(Loss) income before minority interest	772	7,768
Minority interest	68	—

Net (Loss) income	$840	$7,768

(Loss) earnings per share	$0.05	$0.53

Diluted (loss) earnings per share	$0.05	$0.52

Weighted average shares outstanding	16,215,620	14,584,116

Weighted average shares outstanding -assuming dilution	16,589,734	15,069,478

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2005	June 30, 2004
Cash and cash equivalents	$12,655	$39,879
Accounts receivable, net of allowance for doubtful accounts	93,187	85,774
Inventory	110,252	97,174
Other current assets	19,101	18,062

Total current assets	235,195	240,889
Non current assets	110,068	90,912

Total	$345,263	$331,801

Bank line of credit	$7,550	$723
Current portion of long term debt	261	1,798
Current portion of capital lease obligation	252	—
Other current liabilities	94,795	94,970

Total current liabilities	102,858	97,491
Long-term debt	4,919	32
Long-term capital lease obligation	300	—
Other long term liabilities	7,088	6,727
Minority interest	—	69
Shareholders’ equity	230,098	227,482

Total	$345,263	$331,801

Segment Information

(in thousands)

Quarter ended March 31, 2005

	Security Group	Healthcare Group	Opto- electronics Group	Corporate	Eliminations	Total
Revenues:
External	$29,037	$47,793	$17,323	—	—	$94,153
Inter-company	—	—	5,042	—	(5,042)	—

Total Revenues	$29,037	$47,793	$22,365	$—	$(5,042)	$94,153

Operating Income (Loss)	$(4,109)	$691	$1,955	$(3,259)	$(41)	$(4,763)

Quarter ended March 31, 2004

	Security Group	Healthcare Group	Opto- electronics Group	Corporate	Eliminations	Total
Revenues:
External	$33,694	$8,647	$19,190	—	—	$61,531
Inter-company			4,256		(4,256)

Total Revenues	$33,694	$8,647	$23,446	$—	$(4,256)	$61,531

Operating Income (Loss)	$3,457	$(8)	$2,736	$(2,355)	$(218)	$3,612

Nine months ended March 31, 2005

	Security Group	Healthcare Group	Opto- electronics Group	Corporate	Eliminations	Total
Revenues:
External	$91,017	$144,597	$48,714	$—	$—	$284,328
Inter-company	—	—	14,959	—	(14,959)	—

Total Revenues	$91,017	$144,597	$63,673	$—	$(14,959)	$284,328

Operating Income (Loss)	$(3,033)	$5,790	$5,645	$(7,685)	$(458)	$259

Nine months ended March 31, 2004

	Security Group	Healthcare Group	Opto- electronics Group	Corporate	Eliminations	Total
Revenues:
External	$86,428	$15,270	$49,573	$—	—	$151,271
Inter-company	—	—	11,432	—	(11,432)	—

Total Revenues	$86,428	$15,270	$61,005	$—	$(11,432)	$151,271

Operating Income (Loss)	$8,962	$(802)	$6,813	$(5,003)	$(376)	$9,594